Exhibit 99.1

NEWS RELEASE
Nabors Expects 3Q 2008 EPS to be $0.65 to $0.68 per Diluted Share
Much higher North American results more than offset by non-operating items
Hamilton, Bermuda, October 1, 2008 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced that, notwithstanding higher than expected Adjusted Income Derived from Operating Activities (operating income) for the third quarter of 2008, it will incur significant charges in its Investment Income and Other Expense items as well as a tax rate adjustment for an expected higher full-year effective tax rate, all of which will adversely impact Net Income and Earnings Per Share. The aggregate impact is expected to approximate $0.18 per diluted share which will be slightly offset by a $0.01 per diluted share gain resulting from a lower share count. This should result in reported quarterly earnings of between $0.65 and $0.68 per diluted share.
The most significant component is a non-cash charge to investment income of approximately $22 million pre-tax ($0.07 per diluted share), inclusive of a $6 million cash dividend received on the same investment. The charge represents the decline in the market price, since the end of the second quarter, in the “Trading” portion of the Company’s total holdings of 450 million shares in Honghua Group Ltd. (HH), which must be marked-to-market through the income statement at the quarter-ended share price of 1.48 HKD ($0.19 USD). The current valuation still represents a cumulative gain of approximately $17 million on the trading securities and $65 million on our total holdings. HH became a publicly traded stock on the Hong Kong Exchange in March of 2008 at an initial price of 3.83 HKD (USD $0.49). Upon receipt of the public shares Nabors designated 26.7% of its shares as “Trading” so that it could readily sell these shares upon expiration of the lock up period. The designation of a portion of our holdings as trading securities anticipated the eventual reduction of Nabors’ ownership in HH to less than 10% at or above which the Hong Kong Exchange rules would deem Nabors an affiliated party. These shares were originally obtained through the settlement of a litigation matter relating to certain warranty and other claims that Nabors asserted against HH in 2007. All of the warranty issues have since been fully rectified and the rigs are now performing exceptionally well, setting numerous performance records in multiple regions worldwide, particularly the high profile North American shale development projects.
Additionally, the third quarter’s Other Expense line will reflect approximately $13 million pre-tax ($0.05 per share) in estimated property losses during the quarter, consisting of $11 million for Barge Rig 100 which was partially submerged during Hurricane Gustav and $2 million for minor damage to several rigs during Hurricane Ike.
The Company will also record a tax adjustment in the third quarter of nearly $0.06 per diluted share as North American income continues to exceed our earlier forecast and International income is almost flat sequentially, resulting in an estimated higher effective tax rate for the full year. The current quarter tax adjustment includes the tax impact of all of the above items. The lower International results during this quarter stem primarily from excessive downtime in Mexico and Saudi Arabia combined with the delayed start-up of jack-up 657 early in the quarter and other less significant delays in Russia, Angola and Oman.

The Nabors companies own and operate approximately 548 land drilling and approximately 749 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 36 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.